Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Metabasis Therapeutics, Inc. Amended and Restated 2001 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 2004 Employee Stock Purchase Plan of our reports dated March 14, 2008, with respect to the financial statements of Metabasis Therapeutics, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and effectiveness of internal control over financial reporting of Metabasis Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 7, 2008